Filed Pursuant to Rule 424(b)(3)
                                                       File Number 333-121757

                           PROSPECTUS SUPPLEMENT NO. 1

                Prospectus Supplement No. 1 dated January 5, 2006
                      to Registration Statement on Form S-2
      filed on December 30, 2004 and declared effective on January 18, 2005
                          (Registration No. 333-121757)

                         WPCS INTERNATIONAL INCORPORATED

This Prospectus Supplement No. 1 supplements our Prospectus dated December 30, 2004. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus. You should read this Prospectus Supplement No. 1 together with the Prospectus.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

     o the attached Quarterly Report on Form 10-QSB of WPCS International Incorporated for the fiscal quarter ended October 31, 2005

Our common stock is listed on the Nasdaq Capital Market under the symbol "WPCS."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

           The date of this Prospectus Supplement is January 5, 2006.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-QSB

                                   (Mark One)
                [X] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                 For the Quarterly Period Ended October 31, 2005

               [ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

              For the Transition Period from _________ to _________

                         Commission file number: 0-26277

                         WPCS INTERNATIONAL INCORPORATED
             (Exact name of registrant as specified on its charter)

                Delaware                                 98-0204758
     (State or other jurisdiction of                   (IRS Employer
     incorporation or organization)                 Identification No.)

                             One East Uwchlan Avenue
                                    Suite 301
                                 Exton, PA 19341
                    (Address of principal executive offices)

                                 (610) 903-0400
              (Registrant's telephone number, including area code)

              (Former name, former address and former fiscal year,
                         if changed since last report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [ ] No [X]

                      APPLICABLE ONLY TO CORPORATE ISSUERS:

State the number of shares outstanding of each of the registrant's classes of common equity, as of the latest practicable date: 3,883,885 shares issued and outstanding as of December 2, 2005.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                                      INDEX

PART I           FINANCIAL INFORMATION
     ITEM 1  Condensed   consolidated   balance   sheets  at  October  31,
             2005 (unaudited) and April 30, 2005                                       3-4

             Condensed consolidated statements of income for the three
             and six months ended October 31, 2005 and 2004 (unaudited)                  5

             Condensed  consolidated statement of shareholders' equity
             for the six months ended October 31, 2005 (unaudited)                       6

             Condensed  consolidated  statements  of  cash  flows  for
             the six months ended October 31, 2005 and 2004 (unaudited)                7-8

             Notes to unaudited condensed  consolidated financial
             statements                                                               9-17

     ITEM 2  Management's  Discussion  and Analysis of Financial  Condition  and
             Results of Operations                                                   18-26

     ITEM 3 Controls and Procedures                                                     27

PART II          OTHER INFORMATION

     ITEM 1   Legal proceedings                                                         28
     ITEM 2   Unregistered sales of equity securities and use of proceeds               28
     ITEM 3   Defaults upon senior securities                                           28
     ITEM 4   Submission of matters to a vote of security holders                       28
     ITEM 5   Other information                                                         28
     ITEM 6   Exhibits                                                                  28

     SIGNATURES                                                                         29

     CERTIFICATIONS                                                                  30-33


                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS




                                                                              October 31,             April 30,
                                              ASSETS                             2005                    2005
                                                                         -----------------    -------------------
                                                                              (Unaudited)
CURRENT ASSETS:
   Cash and cash equivalents                                             $      1,800,224     $          989,252

   Accounts receivable, net of allowance of $93,786 and $75,786 at
   October 31, 2005 and April 30, 2005, respectively                           12,322,495              9,907,316

   Costs and estimated earnings in excess of billings on uncompleted
   contracts                                                                    1,966,928                908,955

   Inventory                                                                      615,239                885,624

   Prepaid expenses and other current assets                                      689,348                536,331

   Deferred income taxes                                                           92,000                112,000
                                                                         -----------------    -------------------
      Total current assets
                                                                               17,486,234             13,339,478


PROPERTY AND EQUIPMENT, net                                                     1,514,489              1,560,271


CUSTOMER LISTS, net                                                             1,009,555              1,158,388


GOODWILL                                                                       14,108,283             13,961,642


DEBT ISSUANCE COSTS, net                                                          137,206                      -


OTHER ASSETS                                                                       89,343                156,932
                                                                         -----------------    -------------------

          Total assets                                                   $     34,345,110     $       30,176,711
                                                                         =================    ===================

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (continued)



                                                                               October 31,             April 30,
                              LIABILITIES AND SHAREHOLDERS' EQUITY               2005                    2005
                                                                         -------------------    -------------------
                                                                               (Unaudited)
CURRENT LIABILITIES:
       Borrowings under line of credit                                   $                -     $          382,281

       Current portion of capital lease obligation                                      708                  2,073

       Current portion of loans payable                                             202,083                187,420

       Accounts payable and accrued expenses                                      5,144,023              5,338,813

       Billings in excess of costs and estimated earnings
       on uncompleted contracts                                                   1,603,502              1,204,491

       Due to shareholders                                                          122,995                915,290

       Income taxes payable                                                         788,151                 24,790

       Deferred income taxes                                                        183,000                139,000
                                                                         -------------------    -------------------
          Total current liabilities
                                                                                  8,044,462              8,194,158


Borrowings under line of credit                                                   3,000,000                      -

Loans payable, net of current portion                                               295,467                261,455

Due to shareholders, net of current portion                                         927,005                927,005

Deferred income taxes                                                               323,000                439,000
                                                                         -------------------    -------------------
          Total liabilities
                                                                                 12,589,934              9,821,618
                                                                         -------------------    -------------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:

       Preferred Stock - $0.0001 par value, 5,000,000 shares
       authorized, none issued                                                            -                      -

       Common Stock - $0.0001 par value, 75,000,000 shares
       authorized, 3,883,885 and 3,821,385 shares issued and
       outstanding at October 31, 2005 and April 30, 2005,
       respectively                                                                     388                    382

       Additional paid-in capital                                                21,407,234             21,107,240

       Retained earnings(accumulated deficit)                                       347,554               (752,529)
                                                                         -------------------    -------------------


          Total shareholders' equity                                             21,755,176             20,355,093
                                                                         -------------------    -------------------

          Total liabilities and shareholders' equity                     $       34,345,110     $       30,176,711
                                                                         ===================    ===================

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)


                                                                 Three Months Ended                     Six Months Ended
                                                                     October 31,                           October 31,
                                                               2005              2004               2005                2004
                                                           --------------    --------------    ----------------    ----------------
                                                                               (Note 1)                               (Note 1)
REVENUE                                                    $  14,250,243     $  10,295,266         $26,421,882         $17,574,419
                                                           --------------    --------------    ----------------    ----------------

COSTS AND EXPENSES:

       Cost of revenue                                        10,339,132         8,604,711          19,469,223          14,224,298

       Selling, general and administrative expenses            2,351,653         1,518,421           4,615,608           2,911,112

       Depreciation and amortization                             209,593           124,662             421,060             246,693
                                                           --------------    --------------    ----------------    ----------------


          Total costs and expenses                            12,900,378        10,247,794          24,505,891          17,382,103
                                                           --------------    --------------    ----------------    ----------------

OPERATING INCOME                                               1,349,865            47,472           1,915,991             192,316

OTHER EXPENSE:

       Interest expense                                           56,035            11,650              94,800              12,763
                                                           --------------    --------------    ----------------    ----------------


INCOME BEFORE INCOME TAX PROVISION                             1,293,830            35,822           1,821,191             179,553


Income tax provision                                             509,025             4,539             721,108              71,895
                                                           --------------    --------------    ----------------    ----------------


NET INCOME                                                 $     784,805     $      31,283     $     1,100,083     $       107,658
                                                           ==============    ==============    ================    ================

Basic net income per common share                          $        0.20     $        0.02     $          0.29     $          0.06
                                                           ==============    ==============    ================    ================

Diluted net income per common share                        $        0.20     $        0.02     $          0.29     $          0.06
                                                           ==============    ==============    ================    ================

Basic weighted average number of common shares
outstanding                                                    3,853,994         1,737,498           3,837,689           1,737,498
                                                           ==============    ==============    ================    ================

Diluted weighted average number of common shares
outstanding                                                    3,869,522         1,777,797           3,846,313           1,804,162
                                                           ==============    ==============    ================    ================

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                    FOR THE SIX MONTHS ENDED OCTOBER 31, 2005
                                   (UNAUDITED)



                                                                                                        Retained
                                                                                          Additional    Earnings         Total
                                         Preferred Stock           Common Stock            Paid-In     (accumulated    Shareholders'
                                    Shares        Amount        Shares       Amount        Capital       deficit)        Equity
                                   ------------ -------------- ------------ ------------- ------------ -------------- --------------
BALANCE, APRIL 30, 2005                         $           -    3,821,385  $        382  $21,107,240 ($     752,529) $   20,355,093
                                             -

Proceeds from exercise of warrants           -              -       62,500             6      299,994              -         300,000


Net income                                   -              -            -             -            -      1,100,083       1,100,083

                                   ------------ -------------- ------------ ------------- ------------ -------------- --------------
BALANCE, OCTOBER 31, 2005                    -  $           -    3,883,885  $        388  $21,407,234  $     347,554  $   21,755,176
                                   ============ ============== ============ ============= ============ ============== ==============


         The accompanying notes are an integral part of these condensed consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                                Six Months Ended
                                                                                                   October 31,
                                                                                           2005               2004
                                                                                      ----------------   ----------------
OPERATING ACTIVITIES :
  Net income                                                                          $    1,100,083     $       107,658
  Adjustments to reconcile net income to net cash used in operating activities:
     Depreciation and amortization                                                           421,060             246,693
     Provision for doubtful accounts                                                          18,000                   -
     Amortization of debt issuance costs                                                      21,581                   -
     Amortization of unearned consulting services                                                  -              25,706
     Deferred income taxes                                                                   (52,000)           (135,000)
  Changes in operating assets and liabilities, net of effects of acquisitions:
     Accounts receivable                                                                  (2,435,329)           (895,607)
     Costs and estimated earnings in excess of billings on uncompleted contracts          (1,057,973)           (229,729)
     Inventory                                                                               270,385                   -
     Prepaid expenses and other current assets                                              (153,017)             11,198
     Other assets                                                                             18,786             (24,980)
     Accounts payable and accrued expenses                                                  (222,781)            693,501
     Billings in excess of costs and estimated earnings on uncompleted contracts             399,011            (774,796)
     Income taxes payable                                                                    749,843             (56,411)
                                                                                      ----------------   ----------------
NET CASH USED IN OPERATING ACTIVITIES                                                       (922,351)         (1,031,767)
                                                                                      ----------------   ----------------

INVESTING ACTIVITIES:
     Acquisition of property and equipment                                                  (137,767)            (78,908)
     Acquisition of Quality, net of cash received                                           (757,913)                  -
     Acquisition transaction costs                                                            (4,303)            (22,163)
                                                                                      ----------------   ----------------
NET CASH USED IN INVESTING ACTIVITIES                                                       (899,983)           (101,071)
                                                                                      ----------------   ----------------

FINANCING ACTIVITIES:

     Proceeds from exercise of warrants                                                      300,000                   -
     Equity issuance costs                                                                         -             (26,888)
     Debt issuance costs                                                                    (158,787)                  -
     Borrowings (repayments) under lines of credit                                         2,617,719            (172,769)
     Repayments of loans payable                                                             (74,261)            (18,403)
     Repayment of amounts due to shareholders                                                (50,000)                  -
     Payments of capital lease obligations                                                    (1,365)             (1,235)
                                                                                      ----------------   ----------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                        2,633,306            (219,295)
                                                                                      ----------------   ----------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                         810,972          (1,352,133)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                               989,252           1,984,636
                                                                                      ----------------   ----------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                              $    1,800,224     $       632,503
                                                                                      ================   ================



         The accompanying notes are an integral part of these condensed consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                                   (Unaudited)


                                                                             Six Months Ended
                                                                                October 31,
                                                                         2005                2004
                                                                    ----------------    ----------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the period for:
        Interest                                                    $     82,756        $     14,063
                                                                    ================    ================
        Income taxes                                                $     31,290        $    265,671
                                                                    ================    ================
SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
        Reversal of accruals established in purchase accounting     $      2,150        $     51,790
                                                                    ================    ================

        Issuance of notes for property and equipment                $    122,936        $     25,930
                                                                    ================    ================


         The accompanying notes are an integral part of these condensed consolidated financial statements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                         NOTES TO CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS




NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") for quarterly reports on Form 10-QSB and do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America. Accordingly, the unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the fiscal year ended April 30, 2005 included in the Company's annual report on Form 10-KSB. The accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of the management, considered necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods. Operating results for the three and six month periods ended October 31, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending April 30, 2006. Certain reclassifications have been made to prior period financial statements to conform to the current presentation.

The accompanying unaudited condensed consolidated financial statements include the accounts of WPCS International Incorporated ("WPCS") and its wholly-owned subsidiaries, WPCS Incorporated , Invisinet, Inc. ("Invisinet"), Walker Comm, Inc. ("Walker"), Clayborn Contracting Group, Inc. ("Clayborn"), Heinz Corporation ("Heinz"), and Quality Communications & Alarm Company ("Quality") from November 24, 2004 (date of acquisition), collectively the "Company".

The Company is an engineering company that focuses on the implementation requirements of wireless technology and specialty communication systems. The Company provides a range of services including site design, product integration, security, structured cabling, construction and project management.

Effective January 10, 2005, a majority of the Company's shareholders approved a one-for-twelve reverse stock split of the Company's common stock, decreasing the number of issued and outstanding shares of common stock from 45,849,976 shares to 3,821,385 shares. The par value of the common stock was not affected by the reverse stock split and remains at $0.0001 per share. Consequently, the reverse stock split has been reflected retroactively in the accompanying financial statements and notes for all periods presented and all applicable references as to the number of common shares and per share information, stock options, warrants and market prices have been restated to reflect this reverse stock split. In addition, shareholders' equity has been restated for all periods presented for the aggregate par value of the number of common shares that were reclassified to additional paid-in capital as a result of the reverse stock split.


NOTE 2 - SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES

A summary of selected significant accounting policies consistently applied in the preparation of the accompanying condensed consolidated financial statements follows (additional policies are set forth in the Company's annual report on Form 10-KSB):

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                         NOTES TO CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


Goodwill

In accordance with the guidelines of Statement of Financial Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," goodwill and indefinite-lived intangible assets are no longer amortized but are assessed for impairment on at least an annual basis. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

SFAS No. 142 requires that goodwill be tested for impairment at least annually, utilizing a two-step methodology. The initial step requires the Company to determine the fair value of the business acquired (reporting unit) and compare it to the carrying value, including goodwill, of such business (reporting unit). If the fair value exceeds the carrying value, no impairment loss would be recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of the unit may be impaired. The amount, if any, of the impairment is then measured in the second step based on the excess, if any, of the reporting unit's carrying value over its fair value.

The Company determines the fair value of the businesses acquired for purposes of the initial test primarily by using a discounted cash flow valuation technique. Significant estimates used in the valuation include estimates of future cash flows, both future short-term and long-term growth rates, and estimated cost of capital for purposes of arriving at a discount factor. The Company performs its annual impairment test during the fourth quarter absent any interim impairment indicators.

Changes in goodwill during the six months ended October 31, 2005 are as follows:

Beginning balance, May 1, 2005                              $     13,961,642

Additional transaction costs for prior acquisitions                    2,675
Clayborn acquisition purchase price adjustment                        48,803
Quality acquisition purchase price adjustments                        95,163
                                                            -----------------

Ending balance, October 31, 2005                            $     14,108,283
                                                            =================

Revenue recognition

The Company generates its revenue by providing engineering and deployment services for wireless infrastructure services and specialty communication systems. The Company provides a range of engineering services including site design, construction, product integration, structured cabling, network security, project management and technical support.

The Company records revenue and profit on these contracts on a percentage-of-completion basis using the cost-to-cost method. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts. Contracts are generally considered substantially complete when engineering is completed and/or site construction is completed. The Company includes in operations pass-through revenue and costs on cost-plus contracts, which are customer-reimbursable materials, equipment and subcontractor costs, when the Company determines that it is responsible for the

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                         NOTES TO CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

engineering specification, procurement and management of such cost components on behalf of the customer.

The Company has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. Cost estimates are reviewed monthly on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated cost to complete projects, which determines the project's percent complete, must be made and used in connection with the revenue recognized in the accounting period. Current estimates may be revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated.

Earnings Per Share

Earnings per common share is computed pursuant to SFAS No. 128, "Earnings Per Share" ("EPS"). Basic income per common share is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common stock issuable through stock options, restrictive stock awards, warrants and other convertible securities. At October 31, 2005, the Company had 800,154 stock options and 2,509,671 warrants outstanding which are potentially dilutive securities. At October 31, 2004, the Company had 408,207 stock options and 425,784 warrants outstanding which were potentially dilutive securities.

For the three months ended October 31, 2005, 568,651 stock options and 2,509,671 warrants were not included in the computation of fully diluted earnings per share, because the stock option and warrant exercise prices exceeded the market price of the common stock and, therefore, the effects would be antidilutive. The assumed conversion of the remaining 231,503 stock options resulted in a 15,528 share increase in weighted average shares for fully diluted earnings per share.

For the six months ended October 31, 2005, 747,818 stock options and 2,509,671 warrants were not included in the computation of fully diluted earnings per share, because the stock option and warrant exercise prices exceeded the market price of the common stock and, therefore, the effects would be antidilutive. The assumed conversion of the remaining 52,336 stock options resulted in a 8,624 share increase in weighted average shares for fully diluted earnings per share.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. The most significant estimates relate to the calculation of percentage-of-completion on uncompleted contracts, allowance for doubtful accounts, valuation of inventory, useful life of customer lists, deferred tax valuation allowance, the fair values of the assets and liabilities of purchased

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                         NOTES TO CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


businesses and the factors related to determining if goodwill is impaired. Actual results could differ from those estimates.

NOTE 3- ACQUISITIONS

In accordance with SFAS No. 141, "Business Combinations," acquisitions are accounted for under the purchase accounting method of accounting. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is recorded to the extent the purchase price consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired at the date of the acquisition.

Quality

On November 24, 2004, the Company acquired all of the issued and outstanding common stock of Quality. The aggregate consideration paid by the Company to the Quality selling shareholders, net of acquisition transaction costs of $176,356, was $7,457,913, of which $6,700,000 was paid at closing. Additional purchase price adjustments of $757,913 were paid in June 2005 to settle working capital adjustments and income tax reimbursements related to the Company electing to make an Internal Revenue Code 338 (h) (10) election. For income tax purposes, this election results in a stepped up basis of assets and liabilities and will result in future income tax deductions.

Quality is a Lakewood, New Jersey based provider of specialty communication services. The acquisition of Quality gives the Company additional project engineering expertise for specialty communication opportunities, broadens its customer base especially in the public safety sector and gaming industry, and expands its geographic presence in the Northeastern United States.

A valuation of certain assets, including property and equipment, and list of major customers was completed and the Company internally determined the fair value of its other assets and liabilities. In determining the fair value of acquired assets, standard valuation techniques were used including the market and income approaches.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                         NOTES TO CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

The purchase price allocation, as adjusted, has been determined as follows:

Assets purchased:
    Cash                                              $            163,674
    Accounts receivable                                          2,124,587
    Inventory                                                      244,053
    Fixed assets                                                   460,887
    Prepaid expenses                                                70,447
    Customer lists                                                 580,000
    Other assets                                                     6,000
    Goodwill                                                     5,591,227
                                                      ---------------------
                                                                 9,240,875
                                                      ---------------------
Liabilities assumed:
    Accounts payable                                              (940,727)
    Accrued expenses                                              (271,991)
    Income taxes payable                                           (98,181)
    Line of credit borrowings                                     (135,129)
    Notes payable                                                 (160,578)
                                                      ---------------------
                                                                (1,606,606)
                                                      ---------------------
Purchase price                                        $          7,634,269
                                                      =====================

The following unaudited pro forma financial information presents the combined results of operations of the Company and Quality for the three and six months ended October 31, 2004 as if the acquisition had occurred on May 1, 2004, after giving effect to certain adjustments, including the issuance of the Company's common stock to finance the acquisition of Quality. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Quality been a single entity during the 2004 period.


                                                          Three months ended           Six months ended
                                                           October 31, 2004            October 31, 2004
                                                        ----------------------- --- -----------------------
                                                             (Unaudited)                 (Unaudited)
Revenue                                                      $13,171,376                 $22,880,061

Net income                                                   $   176,302                 $   340,129

Weighted average number of shares used in calculation:
       Basic net income per share                              3,821,385                   3,821,385
       Diluted net income per share                            3,861,684                   3,888,049

Pro forma net income per common share:
       Basic                                                 $      0.05                 $      0.09
       Diluted                                               $      0.05                 $      0.09

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                         NOTES TO CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


Customer lists are amortized over a period of five to six years from the date of acquisition. The Company recorded amortization expense related to customer lists of $75,000 and $39,000 for the three months ended October 31, 2005 and 2004, respectively, and $149,000 and $79,000 for the six months ended October 31, 2005 and 2004, respectively. With the exception of goodwill related to the Quality acquisition, any future goodwill impairments are not deductible for income tax purposes.

NOTE 4 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts consist of the following at October 31, 2005:

Costs incurred on uncompleted contracts               $          23,655,301
Estimated contract profit                                         4,716,213
                                                      ----------------------
                                                                 28,371,514
Less: billings to date                                           28,008,088
                                                      ----------------------

                     Net costs in excess              $             363,426
                                                      ======================

Costs and estimated earnings in excess of billings    $           1,966,928

Billings in excess of costs and estimated earnings
  on uncompleted contracts                                       (1,603,502)
                                                      ----------------------
                     Net costs in excess              $             363,426
                                                      ======================

NOTE 5 - RELATED PARTY TRANSACTIONS

In connection with the acquisition of Walker, the Company assumed a ten-year lease with a trust, of which a certain officer of the Company is the trustee, for a building and land located in Fairfield, California, which is occupied by its Walker subsidiary. For each of the six months ended October 31, 2005 and 2004, the rent paid for this lease was $44,000.

In connection with the acquisition of Clayborn, an additional $1,100,000 is due by September 30, 2007, payable in quarterly distributions to the former Clayborn shareholders, by payment of 50% of the quarterly post tax profits, as defined, of Clayborn and the payment of the remainder on that date. Through October 31, 2005, payments of $50,000 have been made to the former Clayborn shareholders and the total remaining due is $1,050,000.

In connection with the acquisition of Heinz, a $200,000 non-interest bearing promissory note was issued. Of the $200,000, $75,000 was paid in April 2005, $75,000 is payable on the second anniversary of the closing date and $50,000 is payable on the third anniversary of the closing date.

In connection with the acquisition of Quality, approximately $758,000 of additional purchase price consideration was paid to the selling shareholders in June 2005 for working capital adjustments and income tax reimbursements.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                         NOTES TO CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


NOTE 6 - LINE OF CREDIT

On June 3, 2005, the Company entered into a credit agreement with a different commercial bank. The credit agreement (the "Credit Agreement") provides for a revolving line of credit in an amount not to exceed $5,000,000, together with a letter of credit facility not to exceed $500,000. The Company also entered into security agreements with the bank, pursuant to which each subsidiary granted a security interest to the bank in all of their assets.

Pursuant to the terms of the Credit Agreement, the Company is permitted to borrow up to $3,000,000 under the revolving credit line, based upon eligible receivables. Once the Company has provided financial statements to the bank which evidence that the Company has earnings before interest, taxes, depreciation and amortization of (i) $750,000 for the quarter ended July 31, 2005, (ii) $750,000 for the quarter ended October 31, 2005, and (iii) $2,500,000 for the year ended April 30, 2006, the revolving commitment amount will be increased to $5,000,000. The Credit Agreement contains customary covenants, including but not limited to (i) restrictions on the permitted ratio of total unsubordinated liabilities to tangible net worth plus subordinated indebtedness,
(ii) the Company's total tangible net worth, (iii) working capital, (iv) minimum earnings before interest, taxes, depreciation and amortization, and (v) dividend restrictions. As of October 31, 2005, the Company was in compliance with the Credit Agreement covenants. The loan commitment shall expire on August 31, 2008. The Company may prepay the loan at any time.

Loans under the Credit Agreement bear interest at a rate equal to either the bank's reference rate plus one half (0.5%) percent, or LIBOR plus two and three-quarters (2.75%) percent, as the Company may request (6.625% as of October 31, 2005). The Company paid a facility fee to the bank of $50,000 on the closing date.

The Company used the initial funds provided by the loan, in the gross amount of $3,000,000, to repay existing bank debt at Walker of approximately $672,000, for the payment of approximately $758,000 to the former shareholders of our Quality subsidiary for monies due to them pursuant to the terms of the purchase of their company, and for working capital. A $500,000 letter of credit was also re-issued in favor of Walker's surety bonding company for performance and payment bond collateral requirements.

NOTE 7 - STOCK OPTION PLANS

In September 2005, the Company adopted the 2006 Incentive Stock Plan, under which officers, directors, key employees or consultants may be granted options. Under the 2006 Incentive Stock Plan, 400,000 shares of common stock were reserved for issuance upon the exercise of stock options, stock awards or restricted stock. Under the terms of the 2006 Incentive Stock Plan, stock options are granted at exercise prices equal to the fair market value of the common stock at the date of grant, and become exercisable and expire in accordance with the terms of the stock option agreement between the optionee and the Company at the date of grant. Through October 31, 2005, options to purchase 380,000 shares were granted at exercise prices ranging from $6.14 to $6.61. At October 31, 2005, there were 20,000 options to purchase shares available for issuance under the 2006 Incentive Stock Plan.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                         NOTES TO CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


The Company established a nonqualified stock option plan pursuant to which options to acquire a maximum of 416,667 shares of the Company's common stock were reserved for grant (the "2002 Plan"). Under the terms of the 2002 Plan, the options, which expire one to five years after grant, are exercisable at prices equal to the fair market value of the stock at the date of the grant and become exercisable in accordance with terms established at the time of the grant. At October 31, 2005, there were no shares available for grant under the 2002 Plan. From time to time, the Company issued stock options to employees outside the Plan. Through October 31, 2005, the Company had issued 3,487 stock options to employees outside the Plan that remained outstanding.

As currently permitted by SFAS 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to account for its stock-based compensation plans in accordance with the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Under APB 25, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The exercise price of all options granted to employees has been equal to or greater than the fair market value at the date of grant and, accordingly, the Company has not recognized compensation expense associated with its stock option plans. By making that election, the Company is required under SFAS 123 to provide pro forma disclosures of net income and net income per common share as if the fair value based method of accounting had been applied.

The Company applies the intrinsic value method in accounting for its stock-based compensation plan. Had the Company measured compensation under the fair value based method for stock options granted and amortized the cost over the related vesting period, the Company's net income (loss) and net income (loss) per share would have been as follows:

                                                         Three months ended October 31,     Six months ended October 31,
                                                            2005             2004               2005             2004
                                                            ----             ----               ----             ----
Net income, as reported                                    $784,805      $  31,283          $1,100,083      $  107,658

Deduct total stock-based employee compensation expense
determined under fair value based method for all awards,
net of tax
                                                             60,462        340,763              73,143         375,991
                                                           --------      ----------         ----------      ----------

Net income (loss), pro forma                               $724,343      ($309,480)         $1,026,940      ($268,333)
                                                           ========      ==========         ==========      ==========

Basic net income (loss) per share
     As reported                                           $  0.20        $   0.02          $     0.29      $    0.06
     Pro forma                                             $  0.19       ($   0.18)         $     0.27     ($    0.15)

Diluted net income (loss) per share
     As reported                                           $  0.20        $   0.02          $    0.29       $    0.06
     Pro forma                                             $  0.19       ($   0.17)         $    0.27      ($    0.15)

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                         NOTES TO CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS



The fair value of each option granted was estimated on the date of grant using the Black-Scholes Option pricing model with the following assumptions. For the three and six months ended October 31, 2005, risk-free interest of 3.81%, dividend yield of 0%, expected life of 5 years and volatility range of 29.1% to 35.5% were used. For the three and six months ended October 31, 2004, risk-free interest of 3.51%, dividend yield of 0%, expected life of 5 years and volatility of 44.9% were used.

SFAS 123(R) (revised December 2004), "Share-Based Payment," a revision of SFAS 123, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As a result of the revisions to SFAS 123, the Company will be required to expense the fair value of employee stock options beginning with its quarter ending July 31, 2006. The revised standard will require the Company to expense the fair value of employee stock options and other share-based payments over the service period. The new standard may be adopted in one of three ways - the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. We are currently evaluating how we will adopt the standard and evaluating the effect that the adoption of SFAS 123(R) will have on our financial position or results of operations, although it is likely that we will have to recognize additional compensation expense in periods after adoption.

NOTE 8 - SEGMENT REPORTING

The Company's reportable segments are determined and reviewed by management based upon the nature of the services, the external customers and customer industries and the sales and distribution methods used to market the products. The Company has two reportable segments: wireless infrastructure services and specialty communication systems. Management evaluates performance based upon income (loss) before income taxes. Corporate loss includes corporate salaries and external professional fees, such as accounting, legal and investor relations costs which are not allocated to the other subsidiaries. Corporate assets include cash, prepaid expenses and deferred tax assets. Segment results for the three and six months ended October 31, 2005 and 2004 are as follows.


                     For Three Months Ended October 31, 2005                        For Three Months Ended October 31, 2004
                             Wireless       Specialty                                       Wireless       Specialty
              Corporate    Infrastructure Communication      Total           Corporate    Infrastructure Communication      Total
              -----------  -------------- -------------- ------------        ---------    -------------- ------------- ------------
Revenue               -     $2,255,503    $11,994,740    $14,250,243                -     $2,751,419     $7,543,847    $10,295,266

Income (loss)
before income
taxes         ($358,766)      $233,336    $ 1,419,260    $ 1,293,830        ($272,630)    $  442,476    ($  134,024)   $   35,822



                   As of/for Six Months Ended October 31, 2005                    As of/for Six Months Ended October 31, 2004
                             Wireless       Specialty                                       Wireless       Specialty
              Corporate    Infrastructure Communication      Total           Corporate    Infrastructure Communication      Total
              -----------  -------------- -------------- ------------        ---------    -------------- ------------- ------------
Revenue                 -   $3,819,678    $22,602,204    $26,421,882                 -     $5,207,507    $12,366,912    $17,574,419

Income (loss)
before income
taxes         ($  880,169)  $  378,590    $ 2,322,770    $ 1,821,191        ($ 675,161)    $  817,655    $    37,059    $   179,553

Goodwill                -   $2,482,085    $11,626,198    $14,108,283                 -     $2,651,161    $ 5,986,168    $ 8,637,329

Total assets   $1,868,055   $5,362,382    $27,114,673    $34,345,110         $ 240,270     $4,893,725    $15,338,693    $20,472,688



                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following discussion should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto set forth in
Item 1 of this Quarterly Report. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions, which could cause actual results to differ materially from Management's expectations. Factors that could cause differences include, but are not limited to, expected market demand for the Company's services, fluctuations in pricing for materials, and competition.

Overview

WPCS International Incorporated is an engineering company that focuses on the implementation requirements of wireless technology and specialty communication systems. We provide a range of services including site design, product integration, security, structured cabling, construction and project management.

As a result of the acquisitions of Invisinet, Inc. on November 13, 2002 and Walker Comm, Inc. on December 30, 2002, we experienced significant growth in our overall business and commenced operations in two segments, specialty communication systems and wireless infrastructure services. With the acquisitions of Clayborn Contracting Group, Inc. and Heinz Corporation in fiscal 2004 and Quality Communications & Alarm Company in fiscal 2005, we experienced additional growth in each of these segments.

Results of Operations

Management currently considers the following events, trends and uncertainties to be important to understand its results of operations and financial condition:

o We operate in two segments, specialty communication systems and wireless infrastructure services. With the acquisition of Quality in the third quarter of fiscal 2005, we experienced additional expansion of the specialty communication segment.

o For the three months ended October 31, 2005, the specialty communication segment represents approximately 84% of total revenue, and wireless infrastructure services represent approximately 16% of total revenue. For the six months ended October 31, 2005, the specialty communication segment represents approximately 86% of total revenue, and wireless infrastructure services represent approximately 14% of total revenue.

o Our primary goal is to focus on organic growth opportunities. We will also consider strategic acquisitions of companies familiar with wireless infrastructure and specialty communication systems. The goal for any future acquisition will be to expand the product and service offerings, to strengthen our project services capabilities, expand our customer base and add accretive revenue and earnings.

o As of October 31, 2005, our backlog is approximately $19,200,000. Our backlog is comprised of the uncompleted portion of services to be performed under job-specific contracts or purchase orders. We expect this backlog to be fully recognized as revenue within the next eight months.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED OCTOBER 31, 2005 COMPARED TO THE THREE MONTHS ENDED OCTOBER 31, 2004

Consolidated results for the three months ended October 31, 2005 and 2004 are as follows.

                                                                    Three Months Ended
                                                                        October 31,
                                                              2005                      2004
                                                          --------------            --------------

REVENUE                                                     $14,250,243    100%       $10,295,266    100%
                                                          --------------            --------------

COSTS AND EXPENSES:
       Cost of revenue                                       10,339,132     73%         8,604,711     84%
       Selling, general and administrative expenses           2,351,653     17%         1,518,421     15%
       Depreciation and amortization                            209,593      1%           124,662      1%
                                                          --------------            --------------

          Total costs and expenses                           12,900,378     91%        10,247,794    100%
                                                          --------------            --------------

OPERATING INCOME                                              1,349,865      9%            47,472      0%

OTHER EXPENSE:
       Interest expense                                          56,035      0%            11,650      0%
                                                          --------------            --------------

INCOME BEFORE INCOME TAX PROVISION                            1,293,830      9%            35,822      0%


Income tax provision                                            509,025      4%             4,539      0%
                                                          --------------            --------------

NET INCOME                                                     $784,805      5%           $31,283      0%
                                                          ==============            ==============

Revenue

We generate our revenue by providing engineering and deployment services for wireless infrastructure services and specialty communication systems. We provide a range of engineering services including site design, construction, product integration, structured cabling, network security, project management and technical support.

Revenue for the three months ended October 31, 2005 was approximately $14,250,000, as compared to $10,295,000 for the three months ended October 31, 2004. The increase in revenue for the three months was primarily attributable to the acquisition of Quality on November 24, 2004.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Total revenue from the specialty communication segment for the three months ended October 31, 2005 and 2004 was approximately $11,995,000 or 84.2% and $7,544,000 or 73.3% of total revenue, respectively. Wireless infrastructure segment revenue for the three months ended October 31, 2005 and 2004 was approximately $2,255,000 or 15.8% and $2,751,000 or 26.7% of total revenue, respectively.

Cost of Revenue

Cost of revenue consists of direct costs on contracts, materials, direct labor, third party subcontractor services, union benefits and other overhead costs. Our cost of revenue was approximately $10,339,000 or 72.5% of revenue for the three months ended October 31, 2005, compared to $8,605,000 or 83.6% for the same period of the prior year. The dollar increase in our total cost of revenue is due primarily to the corresponding increase in revenue as a result of the acquisition of Quality. The decrease in cost of revenue as a percent of revenue is due to the revenue mix attributable to contract revenue from Walker, Clayborn and Heinz and to the recent acquisition of Quality.

The specialty communication segment cost of revenue and cost of revenue as a percentage of revenue for the three months ended October 31, 2005 and 2004 was approximately $8,599,000 and 71.7% and $6,573,000 and 87.1%, respectively. The decrease in cost of revenue as a percentage of revenue is due to the revenue mix attributable to contract revenue from Walker, Clayborn and Quality.

Wireless infrastructure segment cost of revenue and cost of revenue as a percentage of revenue for the three months ended October 31, 2005 and 2004 was approximately $1,740,000 and 77.1% and $2,032,000 and 73.8%, respectively. The increase in cost of revenue as a percentage of revenue is due to the revenue mix attributable to contract revenue from Heinz.

Selling, general and administrative expenses

For the three months ended October 31, 2005, total selling, general and administrative expenses were $2,352,000, or 16.5% of total revenue compared to $1,518,000 or 14.8% of revenue for the same period in the prior year. Included in selling, general and administrative expenses for the three months ended October 31, 2005 are $1,359,000 for salaries, commissions, and payroll taxes. The increase in salaries and payroll taxes compared to the same period in the prior year is due to the increase in headcount as a result of the acquisition of Quality. Professional fees were $88,000, which include accounting, legal and investor relation fees. Insurance costs were $377,000 and rent for office facilities was $96,000. Automobile and other travel expenses were $168,000. Other selling, general and administrative expenses totaled $264,000. For the three months ended October 31, 2005, total selling, general and administrative expenses for the specialty communication and wireless infrastructure segments were $1,803,000 and $255,000, respectively.

For the three months ended October 31, 2004, selling, general and administrative expenses were $1,518,000 or 14.7% of revenue. Included in the selling, general and administrative expenses were $702,000 for salaries, commissions and payroll

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


taxes, $127,000 in professional fees, and insurance costs of $325,000. Rent for our office facilities amounted to $91,000. Automobile and other travel expenses were $64,000. Other selling, general and administrative expenses totaled $209,000. For the three months ended October 31, 2004, total selling, general and administrative expenses for the specialty communication and wireless infrastructure segments were $994,000 and $258,000, respectively.

Depreciation and amortization

For the three months ended October 31, 2005 and 2004, depreciation was approximately $135,000 and $86,000, respectively. The increase in depreciation is due to the purchase of property and equipment and the acquisition of fixed assets from acquiring Quality. The amortization of customer lists for the three months ended October 31, 2005 was $75,000 as compared to $39,000 for the same period of the prior year. The increase in amortization is due to the acquisition of Quality customer lists. All customer lists are amortized over a period of five to six years from the date of their acquisition.

Net income

Net income was approximately $785,000 for the three months ended October 31, 2005. Net income is net of federal and state income tax expense of approximately $509,000. The variation in effective tax rates between periods (39% in 2005 and 13% in 2004) is primarily due to certain income tax benefits recorded for the three months ended October 31, 2004.

We recognized net income of approximately $31,000 for the three months ended October 31, 2004. Income tax of approximately $5,000 was provided for federal and state income taxes and was less than the amount based on the statutory rate as described above.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED OCTOBER 31, 2005 COMPARED TO THE SIX MONTHS ENDED OCTOBER 31, 2004

Consolidated results for the six months ended October 31, 2005 and 2004 are as follows.

                                                                     Six Months Ended
                                                                        October 31,
                                                              2005                      2004
                                                          --------------            --------------

REVENUE                                                   $  26,421,882    100%     $  17,574,419    100%
                                                          --------------            --------------

COSTS AND EXPENSES:
       Cost of revenue                                       19,469,223     74%        14,224,298     81%
       Selling, general and administrative expenses           4,615,608     17%         2,911,112     17%
       Depreciation and amortization                            421,060      2%           246,693      1%
                                                          --------------            --------------

          Total costs and expenses                           24,505,891     93%        17,382,103     99%
                                                          --------------            --------------

OPERATING INCOME                                              1,915,991      7%           192,316      1%

OTHER EXPENSE:
       Interest expense                                          94,800      0%            12,763      0%
                                                          --------------            --------------

INCOME BEFORE INCOME TAX PROVISION                            1,821,191      7%           179,553      1%


Income tax provision                                            721,108      3%            71,895       0%
                                                          --------------            --------------
NET INCOME                                                $   1,100,083      4%     $     107,658      1%
                                                          ==============            ==============

Revenue

Revenue for the six months ended October 31, 2005 was approximately $26,422,000, as compared to $17,574,000 for the six months ended October 31, 2004. The increase in revenue for the six months was primarily attributable to the acquisition of Quality on November 24, 2004.

Total revenue from the specialty communication segment for the six months ended October 31, 2005 and 2004 was approximately $22,602,000 or 85.5% and $12,367,000 or 70.4% of total revenue, respectively. Wireless infrastructure segment revenue for the six months ended October 31, 2005 and 2004 was approximately $3,820,000 or 14.5% and $5,208,000 or 29.6% of total revenue, respectively.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Cost of Revenue

Cost of revenue consists of direct costs on contracts, materials, direct labor, third party subcontractor services, union benefits and other overhead costs. Our cost of revenue was approximately $19,469,000 or 73.7% of revenue for the six months ended October 31, 2005, compared to $14,224,000 or 80.9% for the same period of the prior year. The dollar increase in our total cost of revenue is due to the corresponding increase in revenue as a result of the acquisition of Quality. The decrease in cost of revenue as a percent of revenue is due to the revenue mix attributable to contract revenue from Walker, Clayborn and Heinz and to the recent acquisition of Quality.

The specialty communication segment cost of revenue and cost of revenue as a percentage of revenue for the six months ended October 31, 2005 and 2004 was approximately $16,580,000 and 73.3% and $10,401,000 and 84.1%, respectively. The decrease in cost of revenue as a percentage of revenue is due to the revenue mix attributable to contract revenue from Walker and Clayborn and the acquisition of Quality.

Wireless infrastructure segment cost of revenue and cost of revenue as a percentage of revenue for the six months ended October 31, 2005 and 2004 was approximately $2,889,000 and 75.6% and $3,824,000 and 73.4%, respectively. The increase in cost of revenue as a percentage of revenue is due to the revenue mix attributable to contract revenue from Heinz and Invisinet.

Selling, general and administrative expenses

For the six months ended October 31, 2005, total selling, general and administrative expenses were $4,616,000, or 17.5% of total revenue compared to $2,911,000 or 16.6% of revenue for the same period in the prior year. Included in selling, general and administrative expenses for the six months ended October 31, 2005 are $2,520,000 for salaries, commissions, and payroll taxes. The increase in salaries and payroll taxes compared to the same period in the prior year is due to the increase in headcount as a result of the acquisition of Quality. Professional fees were $326,000, which include accounting, legal and investor relation fees. Insurance costs were $688,000 and rent for office facilities was $198,000. Automobile and other travel expenses were $368,000. Other selling, general and administrative expenses totaled $516,000. For the six months ended October 31, 2005, total selling, general and administrative expenses for the specialty communication and wireless infrastructure segments were $3,354,000 and $500,000, respectively.

For the six months ended October 31, 2004, selling, general and administrative expenses were $2,911,000 or 16.6% of revenue. Included in the selling, general and administrative expenses were $1,403,000 for salaries, commissions and payroll taxes, $330,000 in professional fees, and insurance costs of $491,000. Rent for our office facilities amounted to $157,000. Automobile and other travel expenses were $162,000. Other selling, general and administrative expenses totaled $368,000. For the six months ended October 31, 2004, total selling, general and administrative expenses for the specialty communication and wireless infrastructure segments were $1,719,000 and $525,000, respectively.

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                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Depreciation and amortization

For the six months ended October 31, 2005 and 2004, depreciation was approximately $272,000 and $168,000, respectively. The increase in depreciation is due to the purchase of property and equipment and the acquisition of fixed assets from acquiring Quality. The amortization of customer lists for the six months ended October 31, 2005 was $149,000 as compared to $79,000 for the same period of the prior year. The increase in amortization is due to the acquisition of Quality customer lists. All customer lists are amortized over a period of five to six years from the date of their acquisition.

Net income

Net income was approximately $1,100,000 for the six months ended October 31, 2005. Net income is net of federal and state income tax expense of approximately $721,000.

We recognized net income of approximately $108,000 for the six months ended October 31, 2004. Net income was net of federal and state income taxes of approximately $72,000.

Liquidity and capital resources

At October 31, 2005, we had working capital of approximately $9,442,000, which consisted of current assets of approximately $17,486,000 and current liabilities of $8,044,000.

Operating activities used $922,000 in cash during the six months ended October 31, 2005. This was mainly comprised of $1,100,000 of net income plus $409,000 in net non-cash charges, a $2,435,000 increase in accounts receivable, $750,000 increase in income taxes payable, a $1,058,000 increase in costs and estimated earnings in excess of billings on uncompleted contracts, a $270,000 decrease in inventory, $153,000 increase in prepaid expenses and other current assets, $223,000 decrease in accounts payable and accrued expenses, $399,000 increase in billings in excess of costs and estimated earnings on uncompleted contracts payable and a $19,000 net decrease in other assets.

Our investing activities utilized $900,000 in cash during the six months ended October 31, 2005, which consisted of $138,000 paid for property and equipment, $758,000 for the acquisition of Quality and $4,000 paid for acquisition transaction costs.

Our financing activities provided cash of $2,633,000 during the six months ended October 31, 2005. Financing activities included borrowings under lines of credit of $2,618,000, proceeds from the exercise of warrants of $300,000, debt issuance costs of $159,000, payment of amounts due to shareholders of $50,000 and repayments of equipment loans and capital lease obligations of approximately $76,000.

Our capital requirements depend on numerous factors, including the market for our services, the resources we devote to developing, marketing, selling and supporting our business, the timing and extent of establishing additional markets and other factors. On June 3, 2005, we entered into a credit agreement

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                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


with a different commercial bank. The credit agreement (the "Credit Agreement"), provides for a revolving line of credit in an amount not to exceed $5,000,000, together with a letter of credit facility not to exceed $500,000. We also entered into security agreements, pursuant to which each subsidiary granted a security interest to the bank in all of their assets.

Pursuant to the terms of the Credit Agreement, we are permitted to borrow up to $3,000,000 under the revolving credit line, based upon eligible receivables. Once we have provided financial statements which evidence that we have earnings before interest, taxes, depreciation and amortization of (i) $750,000 for the quarter ended July 31, 2005, (ii) $750,000 for the quarter ended October 31, 2005, and (iii) $2,500,000 for the year ended April 30, 2006, the revolving commitment amount will be increased to $5,000,000. The Credit Agreement contains customary covenants, including but not limited to (i) restrictions on the permitted ratio of total unsubordinated liabilities to tangible net worth plus subordinated indebtedness, (ii) our total tangible net worth, (iii) working capital, (iv) minimum earnings before interest, taxes, depreciation and amortization, and (v) dividend restrictions. As of October 31, 2005, we were in compliance with the Credit Agreement covenants. The loan commitment shall expire on August 31, 2008. We may prepay the loan at any time.

Loans under the Credit Agreement bear interest at a rate equal to either the bank's reference rate plus one half (0.5%) percent, or LIBOR plus two and three-quarters (2.75%) percent, as we may request (6.625% as of October 31, 2005). We paid a facility fee to the bank of $50,000 on the closing date.

We used the initial funds provided by the loan, in the gross amount of $3,000,000, to repay existing bank debt at Walker of approximately $672,000, for the payment of approximately $758,000 to the former shareholders of our Quality subsidiary for monies due to them pursuant to the terms of the purchase of their company, and for working capital. A $500,000 letter of credit was re-issued in favor of Walker's surety bonding company as collateral for performance and payment bond requirements.

On November 24, 2004, we acquired Quality for the aggregate consideration of approximately $7,500,000 in cash, net of acquisition transaction costs. A formal purchase price allocation has been completed and the amounts assignable to tangible assets, other intangible assets and goodwill have been determined. The acquisition of Quality gives us additional project engineering expertise for specialty communication opportunities, broadens our customer base especially in the public safety sector and gaming industry, and expands our geographic presence in the Northeastern United States.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


At October 31, 2005, we had cash and cash equivalents of $1,800,000 and working capital of approximately $9,442,000. With the funds available from the recently obtained Credit Agreement and internally available funds, we believe that we have sufficient capital to meet our needs through October 31, 2006. Our future operating results may be affected by a number of factors including our success in bidding on future contracts and our continued ability to manage controllable costs effectively. To the extent we grow by future acquisitions that involve consideration other than stock, our cash requirements may increase.



Recently issued accounting pronouncements

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), "Share-Based Payment", which revises FASB Statement No. 123 and will be effective beginning with our fiscal year ending April 30, 2007. The new standard will require us to expense employee stock options and other share-based payments over the service period. The FASB believes the use of a binomial lattice model for option valuation is capable of more fully reflecting certain characteristics of employee share options compared to the Black-Scholes options pricing model. The new standard may be adopted in one of three ways - the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. We are currently evaluating how we will adopt the standard and evaluating the effect that the adoption of SFAS 123(R) will have on our financial position or results of operations, although it is likely that we will have to recognize additional compensation expense in periods after adoption.

No other recently issued accounting pronouncement issued or effective after the end of the most recent quarter is expected to have a material impact on the Company's consolidated financial statements.

Forward Looking Statements

This Management's Discussion and Analysis of Financial Condition and Results of Operations includes a number of forward-looking statements that reflect Management's current views with respect to future events and financial performance. Those statements include statements regarding the intent, belief or current expectations of us and members of its management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Readers are urged to carefully review and consider the various disclosures made by us in this report and in our other reports filed with the Securities and Exchange Commission. Important factors currently known to Management could cause actual results to differ materially from those in forward-looking statements. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in the future operating results over time. We believe that its assumptions are based upon reasonable data derived from and known about our business and operations and the business and operations of the Company. No assurances are made that actual results of operations or the results of our future activities will not differ materially from its assumptions.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                         ITEM 3. CONTROLS AND PROCEDURES



a) Evaluation of disclosure controls and procedures. An evaluation as of October 31, 2005 was performed under the supervision and with participation of our management, including the chief executive officer and chief financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based upon that evaluation, the chief executive officer and chief financial officer have concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) were effective as of that date to ensure that the information required to be disclosed by us in the reports that we file under the Exchange Act is gathered, analyzed and disclosed with adequate timeliness, accuracy and completeness.

b) Changes in internal controls. There was no change in the Company's internal controls over financial reporting that occurred during the period covered by this report that has materially affected, or is reasonably likely to materially effect, the Company's internal control over financial reporting.

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                           PART II - OTHER INFORMATION


ITEM 1.  LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

ITEM 2.  UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On September 14, 2005, we held our annual meeting of stockholders. During the annual meeting, three proposals were put to the stockholders for a vote. The stockholders approved all three proposals, including: 1) the election of five directors to the Board of Directors; 2) ratifying the selection of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2006; and 3) adopting the 2006 Stock Incentive Plan and authorizing 400,000 shares for issuance thereunder.

ITEM 5.  OTHER INFORMATION

Not applicable.

ITEM 6.  EXHIBITS

                31.1 - Certification of Principal Executive Officer pursuant to Rule 13a-14 and Rule 15d-14(a), promulgated under the Securities and Exchange Act of 1934, as amended

                31.2 - Certification of Principal Financial Officer pursuant to Rule 13a-14 and Rule 15d 14(a), promulgated under the Securities and Exchange Act of 1934, as amended

                32.1 - Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Chief Executive Officer)

                32.2 - Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Chief Financial Officer)

                WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

                                   SIGNATURES


In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                            WPCS INTERNATIONAL INCORPORATED

Date:  December 15, 2005                    By: /s/ JOSEPH HEATER
                                            ----------------------
                                            Joseph Heater
                                            Chief Financial Officer